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                                                                    EXHIBIT 12.1

                              NEXTEL INTERNATIONAL
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

     The following table sets forth the ratio of earnings to fixed charges of Nextel International, Inc. on a historical basis. For the purpose of calculating these ratios, earnings consist of earnings (loss) before income taxes and fixed charges included in pre-tax income (loss), adjusted for minority interest in the loss of consolidated subsidiaries and equity in net losses of less-than-fifty-percent-owned subsidiaries. Fixed charges include interest on indebtedness, amortization of debt issuance costs, and capitalized interest.

                                             YEAR ENDED DECEMBER 31,                 THREE MONTHS ENDED MARCH 31,
                               ---------------------------------------------------   -----------------------------
                                                                         1997 PRO                         1998 PRO
                                1994      1995       1996       1997       FORMA      1997       1998      FORMA
                               ------   --------   --------   --------   ---------   -------   --------   --------
Earnings, as defined:
  Loss before provision for
    income taxes.............  $2,686   $(15,918)  $(11,121)  $(80,230)  $(160,405)  $(9,811)  $(28,569)  $(35,844)
  Add (deduct):
    Total fixed charges......      --         --        323     59,094     123,060     5,591     22,160     28,458
    Minority interest in the
      net loss of
      consolidated
      subsidiaries...........      --         --         --      2,085       2,737       437      1,230      1,230
    Loss from equity method
      investments............      --      6,853      5,991     11,401       3,660     1,867      1,314        502
                               ------   --------   --------   --------   ---------   -------   --------   --------
      Total earnings.........  $2,686   $ (9,065)  $ (4,807)  $ (7,650)  $ (30,948)  $(1,916)  $ (3,865)  $ (5,654)
                               ======   ========   ========   ========   =========   =======   ========   ========
Fixed charges, as defined:
  Interest on long-term
    debt.....................  $   --   $     --   $    323   $ 56,583   $ 120,549   $ 5,591   $ 18,968   $ 25,266
  Capitalized interest.......      --         --         --      2,511       2,511        --      3,192      3,192
                               ------   --------   --------   --------   ---------   -------   --------   --------
      Total fixed charges....  $   --   $     --   $    323   $ 59,094   $ 123,060   $ 5,591   $ 22,160   $ 28,458
                               ======   ========   ========   ========   =========   =======   ========   ========
Ratio of earnings to fixed
  charges....................      --         --         --         --          --        --         --         --
                               ======   ========   ========   ========   =========   =======   ========   ========